                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  Applix, Inc.
                (Name of Registrant as Specified In Its Charter)

                                ---------------

    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                  APPLIX, INC.
                               112 TURNPIKE ROAD
                       WESTBORO, MASSACHUSETTS 01581-2831

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                             ON FRIDAY, MAY 8, 1998

     The Annual Meeting of Stockholders of Applix, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on Friday, May 8, 1998 at 10:00 a.m., local time, to consider and act upon the following matters:

          1.  To elect two Class I Directors for terms of three years.

          2. To approve an amendment to the Company's 1994 Equity Incentive Plan, providing for an increase from 2,490,157 to 2,990,157 in the number of shares of Common Stock issuable thereunder.

          3. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 18, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Patrick J. Rondeau, Clerk

Westboro, Massachusetts
March 27, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                  APPLIX, INC.
                               112 TURNPIKE ROAD
                       WESTBORO, MASSACHUSETTS 01581-2831

                                PROXY STATEMENT

             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 8, 1998

                                  INTRODUCTION

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applix, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 8, 1998, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Clerk of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report for the fiscal year ended December 31, 1997 is being mailed to stockholders, along with these proxy materials, on or about April 3, 1998.

     The share numbers presented in this Proxy Statement have been adjusted to give effect to the two-for-one split of the Common Stock effected in the form of a stock dividend on December 26, 1995.

QUORUM REQUIREMENT

     At the close of business on March 18, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 10,146,401 shares of Common Stock of the Company, constituting all of the outstanding voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

     The holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

VOTES REQUIRED

     The affirmative vote of the holders of a plurality of the votes cast by the holders of Common Stock is required for the election of directors. The affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock present and voting on the matter is required for the approval of the amendment to the 1994 Equity Incentive Plan and the ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will not be voted in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or the shares voting on that matter (such as the election of the Class I Directors, the approval of the amendment to the 1994 Equity Incentive Plan, and the ratification of the selection of independent auditors).

BENEFICIAL OWNERSHIP OF VOTING STOCK

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 31, 1997 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each director, (iii) by each of the executive officers named in the Summary Compensation Table set forth below (the "Named Executive Officers"), and (iv) by all directors and executive officers as of December 31, 1997 as a group:

                                                              NUMBER OF SHARES     PERCENTAGE OF
                                                                BENEFICIALLY        OUTSTANDING
                                                                  OWNED(1)        COMMON STOCK(2)
                                                              ----------------    ---------------
5% Stockholders
Pilgrim, Baxter & Associates(3).............................     1,072,200             10.7%
  1255 Drummers Lane
  Wayne, PA 19087
Directors
Jitendra S. Saxena(4).......................................       304,148              3.0%
Richard J. Davis............................................        51,819            *
Paul J. Ferri(5)............................................        22,840            *
Alain J. Hanover(6).........................................        11,168            *
David C. Mahoney(7).........................................        12,834            *
Jay Waldron(8)..............................................         9,831            *
Other Named Executive Officers
Barry Zane(9)...............................................        50,796            *
Patrick J. Scannell, Jr.(10)................................        51,934            *
Craig Cervo(11).............................................        39,614            *
All directors and executive officers as a group (9
  persons)(12)..............................................       554,984              5.4%

---------------
     * Less than 1%

  (1) Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. In accordance with Securities and Exchange Commission ("SEC") rules, each person listed is deemed to beneficially own any shares issuable upon the exercise of stock options held by him or her that are currently exercisable or exercisable within 60 days after December 31, 1997; and any reference in these footnotes to options refers only to such options.

  (2) Number of shares deemed outstanding includes 10,062,997 shares outstanding as of December 31, 1997, plus any shares subject to outstanding stock options held by the person in question.

  (3) Based on a Schedule 13G/A filed with the Securities and Exchange Commission (the "SEC") by Pilgrim, Baxter & Associates on March 12, 1997.

  (4) Includes 80,134 shares subject to stock options and 6,000 shares held by Mr. Saxena's daughter.

  (5) Includes 15,834 shares subject to stock options.

  (6) Includes 2,500 shares subject to stock options.

  (7) Comprised of 12,834 shares subject to stock options.

  (8) Includes 9,600 shares subject to stock options.

  (9) Includes 44,796 shares subject to stock options.

 (10) Comprised of 51,934 shares subject to stock options.

 (11) Comprised of 39,614 shares subject to stock options.

 (12) Includes a total of 257,246 shares subject to stock options.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at this Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 1999 Annual Meeting of Stockholders, and two Class III Directors, whose terms expire at the 2000 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect Paul J. Ferri and Jitendra Saxena as Class I Directors, unless authority to vote for the election of the nominees is withheld by marking the proxy to that effect. Messrs. Ferri and Saxena are currently Class I Directors of the Company. The nominees have indicated their willingness to serve, if elected, but if either or both of them should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

     Set forth below are the names and certain information with respect to each director of the Company, including the nominees for Class I Directors.

Nominees for Class I Directors (holding office for a term expiring at this Annual Meeting; nominated for a term expiring at the 2001 Annual Meeting):

     Mr. Ferri, age 59, has been a director of the Company since its inception in 1983. He has been the managing general partner of Matrix Partners, a venture capital firm, since 1982. Mr. Ferri also serves as a director of Stratus Computer Inc., BancTec, Inc., TechForce Corp. and VideoServer, Inc.

     Mr. Saxena, age 52, is a founder of the Company and has been a director and Chief Executive Officer of the Company since its inception in 1983. Mr. Saxena has served as Chairman of the Company since April 1997, and served as its President from its inception until April 1997.

Class II Directors (holding office for a term expiring at the 1999 Annual Meeting):

     Mr. Davis, age 54, has been a director of the Company since March 1989. Mr. Davis is currently a private investor. He served as President and Chief Executive Officer of Nabnasset Corporation, a developer of computer telephony integration solutions, from March 1997 to November 1997. Mr. Davis served as the Company's Executive Vice President, Customer Operations from January 1989 until October 1994, and served as Executive Vice President, Sales and Service from October 1994 until March 1997.

     Mr. Hanover, age 49, has been a director of the Company since July 1992. He has been the President and Chief Executive Officer of InCert Software Corp., a computer software development and distribution company, since October 1997. Mr. Hanover served as Chairman of the Board of Directors and Chief Executive of Viewlogic Systems, Inc., an engineering software company, from 1984 until May 1997.

Class III Directors (holding office for a term expiring at the 2000 Annual Meeting):

     Mr. Mahoney, age 53, has been a director of the Company since October 1992. He has been a director of Banyan Systems, Inc., a networking software company, since 1983, and a director of Switchboard Incorporated, its subsidiary, since 1997; he served as Banyan's Chairman of the Board and Chief Executive Officer from 1983 until May 1997. Mr. Mahoney has been President and Chief Executive Officer of Sovereign Hill Software, Inc., since January 1998.

     Mr. Waldron, age 40, has been a director of the Company since 1997; he has served as President and Chief Operating Officer of the Company since April 1997. Mr. Waldron served as Executive Vice President, Product and Market Development from January 1997 to April 1997, and as Vice President of International Sales from November 1995 to January 1997. Mr. Waldron was employed from November 1993 to September 1995 by MicroTouch Systems, Inc., a touchscreen devices and software development company, most recently as Vice President of New Business Development; and was employed from June 1986 to November 1993 by Visage, Inc., a multimedia and touch input systems company, most recently as President and CEO.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which is responsible for reviewing financial reports, accounting procedures and the scope and results of the annual audit of the Company's financial statements. The Audit Committee met once during 1997. The current members of the Audit Committee are Messrs. Saxena, Ferri and Hanover.

     The Company has a standing Compensation Committee of the Board of Directors, which is responsible for reviewing compensation issues and making decisions concerning the compensation (including stock option grants) of the Company's executive officers. The Compensation Committee met five times during 1997, and acted once by written consent in lieu of a meeting. The current members of the Compensation Committee are Messrs. Ferri and Mahoney.

     The Board of Directors met nine times during 1997, and acted once by written consent in lieu of a meeting. Each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive compensation for their services as directors, but outside directors are reimbursed for expenses incurred in connection with attendance at Board of Directors meetings. The Company may in the future adopt a compensation policy for outside directors.

     Each director of the Company who is not an employee of the Company is eligible to receive options pursuant to the 1996 Director Stock Option Plan (the "1996 Director Plan"). Pursuant to the 1996 Director Plan, (i) each outside director received an option to purchase 2,500 shares of Common Stock on May 10, 1996, the date of approval of the 1996 Director Plan by the stockholders of the Company, (ii) each outside director initially elected to the Board in the future will receive an option to purchase 5,000 shares of Common Stock upon such director's initial election to the Board and (iii) each outside director receives an option to purchase 2,500 shares of Common Stock on February 15th of each year so long as he or she continues to serve as a director. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant; become exercisable on the first anniversary of the date of grant (or upon an earlier change in control of the Company), provided the optionee continues to serve as a director of the Company on such date; and expire seven years from the date of grant or 90 days after the optionee ceases to serve as a director.

     In April 1997, each outside director also received a one-time grant under the Company's 1994 Equity Incentive Plan of an option to buy 5,000 shares of Common Stock. Such options also have an exercise price equal to the fair market value of the Common Stock on the date of grant; become exercisable on the first anniversary of the date of grant (or upon an earlier change in control of the Company), provided the optionee continues to serve as a director of the Company on such date; and expire seven years from the date of grant or 90 days after the optionee ceases to serve as a director.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following Summary Compensation Table sets forth certain information concerning the compensation for each of the last three fiscal years of the CEO of the Company and of the four most highly compensated executive officers other than the CEO during 1997.

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                     AWARDS(2)
                                                    ANNUAL COMPENSATION(1)        ----------------
                                                ------------------------------    NUMBER OF SHARES
                                                FISCAL                            UNDERLYING STOCK
         NAME AND PRINCIPAL POSITION             YEAR      SALARY      BONUS         OPTIONS(3)
         ---------------------------            ------    --------    --------    ----------------
Jitendra S. Saxena............................   1997     $205,000    $      0        254,000(4)
  Chairman and Chief Executive                   1996     $195,000    $202,832              0
  Officer                                        1995     $182,000    $158,687        242,000
Jay Waldron...................................   1997     $150,000    $      0        196,000(5)
  President and Chief                            1996          N/A         N/A            N/A
  Operating Officer                              1995          N/A         N/A            N/A
Craig Cervo...................................   1997     $143,000    $      0         97,800(6)
  Vice President,                                1996     $136,000    $ 67,611              0
  Product Development                            1995     $127,000    $ 63,475         76,000
Patrick J. Scannell, Jr.......................   1997     $143,000    $      0        126,000(7)
  Executive Vice President,                      1996     $136,000    $ 67,611              0
  Finance and Administration, Chief              1995     $127,000    $ 63,475         76,000
  Financial Officer and Treasurer
Barry M. Zane.................................   1997     $143,000    $      0         91,000(8)
  Vice President,                                1996     $136,000    $ 67,611              0
  Technology                                     1995     $127,000    $ 31,737         76,000

---------------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted, in accordance with the rules of the SEC, as the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each executive officer in each fiscal year covered.

(2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during any fiscal year covered.

(3) The option grants for 1995 include grants in January 1995, intended to comprise part of the executive officers' overall compensation package for 1995, and grants in December 1995, intended to comprise part of the executive officers' overall compensation package for 1996. The option grants for 1997 include options originally granted in January 1997, intended to comprise part of the executive officers' overall compensation package for 1997, and grants in December 1997, intended to comprise part of the executive officers' overall compensation package for 1998.

(4) Includes options to purchase an aggregate of 204,000 shares of Common Stock that were granted in April 1997 in replacement of an option for 50,000 shares granted in January 1997 and options for a total of 154,000 shares granted in prior years. See "Executive Compensation -- Option Repricing" and "Compensation Committee Report on Executive Compensation -- Option Repricing."

(5) Includes options to purchase an aggregate of 96,000 shares of Common Stock that were granted in April 1997 in replacement of an option for 70,000 shares granted in January 1997 and options for a total of 26,000 shares granted in prior years. See "Executive Compensation -- Option Repricing" and "Compensation Committee Report on Executive Compensation -- Option Repricing."

(6) Includes options to purchase an aggregate of 72,800 shares of Common Stock that were granted in April 1997 in replacement of an option for 5,000 shares granted in January 1997 and options for a total of 67,800 shares granted in prior years. See "Executive Compensation -- Option Repricing" and "Compensation Committee Report on Executive Compensation -- Option Repricing."

(7) Includes options to purchase an aggregate of 96,000 shares of Common Stock that were granted in April 1997 in replacement of an option for 20,000 shares granted in January 1997 and options for a total of 76,000 shares granted in prior years. See "Executive Compensation -- Option Repricing" and "Compensation Committee Report on Executive Compensation -- Option Repricing."

(8) Includes options to purchase an aggregate of 66,000 shares of Common Stock that were granted in April 1997 in replacement of an option for 10,000 shares granted in January 1997 and options for a total of 56,000 shares granted in prior years. See "Executive Compensation -- Option Repricing" and "Compensation Committee Report on Executive Compensation -- Option Repricing."

OPTION GRANTS

     The following table sets forth information regarding the granting of options during 1997 to the Named Executive Officers:

                                         INDIVIDUAL GRANTS
                        ---------------------------------------------------
                                      PERCENT OF                                POTENTIAL REALIZABLE VALUE
                        NUMBER OF       TOTAL                                   AT ASSUMED ANNUAL RATES OF
                          SHARES       OPTIONS                                 STOCK PRICE APPRECIATION FOR
                        UNDERLYING    GRANTED TO    EXERCISE                          OPTION TERM(3)
                         OPTIONS      EMPLOYEES     PRICE PER    EXPIRATION    ----------------------------
  EXECUTIVE OFFICER     GRANTED(1)      IN FY       SHARE(2)        DATE        0%       5%          10%
  -----------------     ----------    ----------    ---------    ----------     --       --          ---
Jitendra S. Saxena....    50,000         2.2%        $ 3.25       4/29/04      $ 0    $ 66,154    $154,165
                          70,000         3.1%        $ 3.25       4/29/04      $ 0    $ 92,615    $215,831
                          84,000         3.7%        $ 3.25       4/29/04      $ 0    $111,138    $258,997
                          50,000         2.2%        $5.125       1/01/05      $ 0    $104,320    $243,110
Jay Waldron...........    70,000         3.1%        $ 3.25       4/29/04      $ 0    $ 92,615    $215,831
                          50,000         2.2%        $ 6.13       10/1/04      $ 0    $124,776    $290,780
                          24,000         1.1%        $ 3.25       4/29/04      $ 0    $ 31,754    $ 73,999
                           2,000         0.1%        $ 3.25       4/29/04      $ 0    $  2,646    $  6,167
                          50,000         2.2%        $5.125       1/01/05      $ 0    $104,320    $243,110
Craig Cervo...........     5,000         0.2%        $ 3.25       4/29/04      $ 0    $  6,616    $ 15,417
                          20,800         0.9%        $ 3.25       4/29/04      $ 0    $ 27,521    $ 64,133
                          27,000         1.2%        $ 3.25       4/29/04      $ 0    $ 35,724    $ 83,249
                          20,000         0.9%        $ 3.25       4/29/04      $ 0    $ 26,462    $ 61,666
                          25,000         1.1%        $5.125       1/01/05      $ 0    $ 52,160    $121,555

                                         INDIVIDUAL GRANTS
                        ---------------------------------------------------
                                      PERCENT OF                                POTENTIAL REALIZABLE VALUE
                        NUMBER OF       TOTAL                                   AT ASSUMED ANNUAL RATES OF
                          SHARES       OPTIONS                                 STOCK PRICE APPRECIATION FOR
                        UNDERLYING    GRANTED TO    EXERCISE                          OPTION TERM(3)
                         OPTIONS      EMPLOYEES     PRICE PER    EXPIRATION    ----------------------------
  EXECUTIVE OFFICER     GRANTED(1)      IN FY       SHARE(2)        DATE        0%       5%          10%
  -----------------     ----------    ----------    ---------    ----------     --       --          ---
Patrick J. Scannell,
  Jr..................    20,000         0.9%        $ 3.25       4/29/04      $ 0    $ 26,462    $ 61,666
                          26,000         1.1%        $ 3.25       4/29/04      $ 0    $ 34,401    $ 80,166
                          30,000         1.3%        $ 3.25       4/29/04      $ 0    $ 39,693    $ 92,499
                          20,000         0.9%        $ 3.25       4/29/04      $ 0    $ 26,462    $ 61,666
                          30,000         1.3%        $5.125       1/01/05      $ 0    $ 62,592    $145,866
Barry M. Zane.........    10,000         0.4%        $ 3.25       4/29/04      $ 0    $ 13,231    $ 30,833
                          20,000         0.9%        $ 3.25       4/29/04      $ 0    $ 26,462    $ 61,666
                          36,000         1.6%        $ 3.25       4/29/04      $ 0    $ 47,632    $110,999
                          25,000         1.1%        $5.125       1/01/05      $ 0    $ 52,160    $121,555

---------------
(1) The option grants include options originally granted in February 1997, intended to comprise part of the executive officers' overall compensation package for 1997, and grants in December 1997, intended to comprise part of the executive officers' overall compensation package for 1998.

(2) Options are incentive stock options (except as noted below for repriced options), become exercisable over a five-year period and generally terminate three months following termination of the executive officer's employment with the Company or on the expiration date, whichever occurs earlier. The exercise price of each option is equal to the fair market value per share of the Common Stock on the date of grant. Repriced options are treated as new options and are incentive stock options except that, to the extent the aggregate fair market value of stock with respect to which such options are exercisable by an individual for the first time during any calendar year exceeds $100,000, such options are nonqualified stock options.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The grants shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning each exercise of a stock option during 1997 by the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1997:

                                                             NUMBER OF SHARES
                             NUMBER OF                          UNDERLYING               VALUE OF UNEXERCISED
                              SHARES                      UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON      VALUE           FISCAL YEAR-END:            FISCAL YEAR-END(2):
           NAME              EXERCISE     REALIZED(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
           ----             -----------   -----------    -------------------------    --------------------------
Jitendra S. Saxena........         0        $     0       80,134         279,468       $163,429       $408,894
Jay Waldron...............         0        $     0        9,600         186,400       $ 19,200       $179,050
Craig Cervo...............         0        $     0       39,614          94,520       $142,909       $147,825
Patrick J. Scannell,
  Jr......................         0        $     0       51,934         120,400       $182,599       $190,210
Barry Zane................    10,000        $83,894       44,796         100,070       $ 98,626       $147,317

---------------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.
(2) Represents the fair market value of the Common Stock on December 31, 1997 ($5.25), less the option exercise price.

OPTION REPRICING

     The following table sets forth certain information concerning all repricings of options held by any executive officer of the Company since December 8, 1994 (the date on which the Company became a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act")).

                                                NUMBER OF                        NEW
                                                  SHARES     EXERCISE PRICE   EXERCISE    LENGTH OF ORIGINAL
                                                SUBJECT TO    PER SHARE AT      PRICE        OPTION TERM
                                     DATE OF      OPTION        TIME OF          PER         REMAINING AT
NAME OF EXECUTIVE OFFICER           REPRICING    REPRICED      REPRICING      SHARE(1)    DATE OF REPRICING
-------------------------           ---------   ----------   --------------   ---------   ------------------
Jitendra S. Saxena................   4/29/97      70,000         $13.12         $3.25       5 yrs. 4 mos.
                                     4/29/97      84,000         $23.25         $3.25       5 yrs. 8 mos.
                                     4/29/97      50,000         $12.13         $3.25       6 yrs. 10 mos.
Jay Waldron.......................   4/29/97      24,000         $18.56         $3.25       6 yrs. 8 mos.
                                     4/29/97       2,000         $23.25         $3.25       6 yrs. 8 mos.
                                     4/29/97      70,000         $12.13         $3.25       6 yrs. 10 mos.
Craig Cervo.......................   4/29/97      20,800         $ 7.00         $3.25       4 yrs. 9 mos.
                                     4/29/97      27,000         $13.12         $3.25       5 yrs. 4 mos.
                                     4/29/97      20,000         $23.25         $3.25       5 yrs. 8 mos.
                                     4/29/97       5,000         $12.13         $3.25       6 yrs. 10 mos.
Patrick J. Scannell, Jr. .........   4/29/97      26,000         $ 7.00         $3.25       4 yrs. 9 mos.
                                     4/29/97      30,000         $13.12         $3.25       5 yrs. 4 mos.
                                     4/29/97      20,000         $23.25         $3.25       5 yrs. 8 mos.
                                     4/29/97      20,000         $12.13         $3.25       6 yrs. 10 mos.
Barry M. Zane.....................   4/29/97      20,000         $13.12         $3.25       5 yrs. 4 mos.
                                     4/29/97      36,000         $23.25         $3.25       5 yrs. 8 mos.
                                     4/29/97      10,000         $12.13         $3.25       6 yrs. 10 mos.

---------------
(1) The exercise price of each option was determined to be equal to the fair market value per share of the Common Stock on the date of grant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which throughout 1997 was comprised of two non-employee directors (Messrs. Ferri and Mahoney). The Committee is responsible for determining the salaries of, establishing bonus programs for, and granting stock options to, the Company's executive officers. In making decisions regarding executive compensation, the Committee receives and considers input from the Company's Chief Executive Officer.

     The Committee has three general goals in determining executive compensation. First, the Committee seeks to provide incentive for, and to reward, the attainment of objectives that inure to the benefit of the Company and its stockholders. Second, the Committee seeks to compensate executives in a manner that enables the Company to attract and retain talented executives who can contribute to the success of the Company. Third, the Committee seeks to set the compensation of each executive at a level that it believes is fair, based on both the executive's relative contribution to the Company and the compensation levels of similarly situated executives in comparable companies.

     The Company's executive compensation consists of three principal elements: salary, bonuses and stock option grants.

     In establishing base salaries for executive officers, the Committee considers numerous factors such as the executive's responsibilities, the executive's importance to the Company, the executive's performance in the prior year, historical salary levels of the executive, and the salaries of executives at certain other companies whose business and/or financial situation is similar to that of the Company. To the extent it deems it appropriate, the Committee also considers general economic conditions within the area and within the industry. The base salaries of each of the Company's five executive officers for 1997 represented an approximately 5% increase over their base salaries for 1996.

     The Committee believes that it is important to tie a significant portion of the compensation of executive officers to the attainment of corporate success, thus aligning the objectives and rewards of Company executives with those of the stockholders of the Company. For 1997, the Committee established a bonus program for executive officers that was based entirely on the Company's operating income (except that 75% of Mr. Zane's target bonus was tied to the achievement of certain technological milestones and 75% of Mr. Cervo's target bonus was tied to revenue objectives for specific products). Under this program, each executive officer was assigned a target bonus, which ranged from $50,000 to $150,000 (in the case of Mr. Saxena). If the Company's operating income for 1997 was less than 80% of the net income in the Company's 1997 operating plan, no bonus would be paid to any executive. If the Company's operating income for 1997 was at least 80% of its targeted operating income, each executive officer would receive such percentage of his target bonus as was equal to the Company's operating income as a percentage of target operating income (e.g., if the Company's operating income was 105% of target operating income, each executive would receive 105% of his target bonus). Based on 1997 performance, no bonuses were paid to any executive officer.

     The Committee also uses stock options as a significant element of the compensation package of executive officers, because it believes options provide an incentive to executives to maximize stockholder value and because they compensate executives only to the extent that the Company's stockholders receive a return on their investment. Moreover, because options granted to executive officers generally become exercisable over a five-year period and terminate upon or shortly after the termination of the executive's employment with the Company, stock options serve as a means of retaining these executives. In determining the total number of shares of Common Stock to be covered by option grants to executive officers in a given year, the Committee takes into account the number of outstanding shares of Common Stock, the number of shares reserved for issuance under the Company's option plan, recommendations of management concerning option grants to employees below executive level, the Company's projected hiring needs for the coming year and the recent performance of the Company. In making individual stock option grants to executives, the Committee considers the same factors considered in the determination of base salary levels, as well as the stock and option holdings of each executive and the remaining vesting schedule of such executive's options.

OPTION REPRICING

     As noted above, the Committee uses stock options as a significant element of the compensation package of executive officers, because they align the motivations and rewards of executive officers with those of the Company's stockholders and because of the important retentive value served by the vesting schedule of the options. The Committee believes that for these same reasons, stock options are a critical component of the compensation package of all key employees of the Company. Moreover, in light of the intense competition among software companies in the Greater Boston area for highly skilled engineering, sales and managerial personnel, the Committee believes that it is virtually impossible to attract and retain high quality employees without a meaningful stock option package to offer such employees.

     The market value of the Common Stock of the Company, which was above $20.00 per share for virtually all of 1996, steadily decreased during the first several months of 1997, and generally hovered between $3.00 and $5.00 per share from late March through early June 1997. As a result of this significant decline, virtually all of the outstanding stock options of the Company had exercise prices in excess (and in many cases significantly in excess) of the market value of the Common Stock. After several meetings, discussions with members of management and discussions with other members of the Board of Directors, the Committee concluded that the motivational and retentive value of the outstanding stock options of the Company had been significantly diminished, and that it was critical for the Company to restore the value of outstanding stock options as a means of motivating and retaining employees in order to promote the successful implementation of the Company's growth strategies.

     Accordingly, on April 29, 1997, the Committee approved a stock option exchange program, pursuant to which employees of the Company holding stock options issued in 1995, 1996 or 1997 under the Company's 1994 Equity Incentive Plan with an exercise price of $7.00 or more per share were given the opportunity to exchange the unexercised portion of such options for new options covering an equal number of shares and having an exercise price of $3.25 per share (the fair market value of the Common Stock on such date). These new options had substantially the same terms as the options cancelled in exchange therefor, except that employees participating in the exchange were required to forfeit all vesting and the five-year vesting schedule applicable to options of the Company was restarted as of the date of grant of such new options.

     In its deliberations over whether to authorize this stock option exchange program, the Committee considered at length the potential disadvantages of such an exchange program, including its dilutive effect on, and possible negative reactions among, the existing stockholders of the Company. While fully cognizant of the potential disadvantages of the stock option exchange program, it was the conclusion of the Committee that, given the dependence of a software enterprise such as the Company on skilled employees and the intense competition in the Company's geographic region for such employees, the Company could not realistically hope to implement its new business strategies and return to profitability unless the stock option exchange program were implemented.

SECTION 162(m)

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), certain executive compensation in excess of $1 million paid to the five most highly-paid executives of the Company will not be deductible by the Company for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders of the Company. In general, the Company's stock option plans are structured and administered in a manner intended to comply with the performance-based exception to Section 162(m), thus excluding from the Section 162(m) compensation limitation that income recognized by executives pursuant to stock options. The Committee intends to periodically review the potential effect of Section 162(m) and may in the future decide to structure certain other executive compensation programs so that they comply with the performance-based requirements of Section 162(m).

                                          Compensation Committee

                                          Paul J. Ferri
                                          David C. Mahoney

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company between December 9, 1994 (the date the Company's Common Stock commenced public trading) and December 31, 1997 with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S.) (the "Nasdaq Composite Index") and (ii) the Standard and Poor's Computer (Software & Services) Index (the "S&P Computer Index"), over the same period. This graph assumes the investment of $100.00 on December 9, 1994 in the Company's Common Stock, the Nasdaq Composite Index and the S&P Computer Index, and assumes any dividends are reinvested.

                                                             NASDAQ
        Measurement Period                                  COMPOSITE         S&P COMPUTER
      (Fiscal Year Covered)          'APPLIX, INC.'           INDEX               INDEX
9-Dec-94                                   100                 100                 100
30-Dec-94                                  130                 100                 100
29-Dec-95                                  545                 142                 140
31-Dec-96                                  438                 174                 218
31-Dec-97                                  105                 214                 304

                    PROPOSAL TO APPROVE AN AMENDMENT TO THE
                   1994 EQUITY INCENTIVE PLAN OF THE COMPANY

     The Company's 1994 Equity Incentive Plan (the "Plan") currently authorizes awards of restricted stock and grants of incentive and non-statutory options to employees, officers and employee directors of, and consultants and advisors to, the Company and its subsidiaries to purchase up to 2,490,157 shares of the Company's Common Stock. On March 23, 1998, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment (the "Amendment") to the Plan, providing for an increase from 2,490,157 to 2,990,157 in the number of shares of the Company's Common Stock available for issuance under the Plan. The Board of Directors believes that awards under the Plan, including stock options, have been and will continue to be an important compensation element in attracting and retaining key employees who are expected to contribute to the Company's growth and success. THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE AMENDMENT IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

SUMMARY OF THE PLAN

     The Plan was adopted by the Company's Board of Directors on April 11, 1994 and approved by its stockholders on May 20, 1994, and will terminate on April 10, 2004, unless earlier terminated according to the terms of the Plan.

     Stock options entitle the optionee to purchase Common Stock from the Company for a specified exercise price during a period specified in the applicable option agreement. Restricted stock awards under the Plan entitle the recipient to purchase Common Stock from the Company under terms which provide for vesting over a period of time and a right of repurchase in favor of the Company of the unvested portion of the Common Stock subject to the award upon the termination of the recipient's employment or other relationship with the Company. As option grants and stock awards under the Plan are discretionary, the Company cannot now determine the number of options to be granted or awards to be made to any particular executive officer, executive officers as a group, or non-executive officers and employees as a group. The maximum number of shares with respect to which options or restricted stock awards may be granted to any employee under the Plan in one calendar year may not exceed 250,000 shares of Common Stock.

     The Plan is administered by both the Board of Directors and its Compensation Committee, which select the persons to whom restricted stock awards and stock options are granted and determine the number of shares of Common Stock covered by each award or option, its purchase price or exercise price, its vesting schedule and (in the case of stock options) its expiration date.

     As of February 28, 1998, 2,206,543 shares of Common Stock were issuable pursuant to stock options outstanding under the Plan and 152,988 additional shares remained available for future option grants or restricted stock awards under the Plan. The outstanding stock options generally become exercisable over a five-year period, are nontransferable, and expire either seven or 10 years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment with the Company). To date, no restricted stock awards have been made under the Plan. As of February 28, 1998, 306 employees of the Company were eligible to receive options or restricted stock awards under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Plan and with respect to the sale of Common Stock acquired under the Plan.

INCENTIVE STOCK OPTIONS

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

NONSTATUTORY STOCK OPTIONS

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises of a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

RESTRICTED STOCK AWARDS

     A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a
Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the award is granted if a Section 83(b) Election is made.

OTHER STOCK-BASED AWARDS

     The tax consequences associated with any other stock-based award granted under the Plan will vary depending on the specific terms of such award, including, whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, the applicable holding period and the participant's tax basis.

TAX CONSEQUENCES TO THE COMPANY

     The grant of an award under the Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition or a
Section 83(b) Election. Any such deduction will be subject to the limitations of
Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the Plan who are employees or otherwise subject to withholding.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year. Coopers & Lybrand L.L.P. has served as the Company's independent auditors since 1993. Although stockholder approval of the Board of Directors' selection of Coopers & Lybrand L.L.P. is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

MATTERS TO BE CONSIDERED AT THE MEETING

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office not later than December 4, 1998 for inclusion in the proxy statement for that meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed by the directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act or written representations from certain persons required to file reports under
Section 16(a) of the Exchange Act that no Form 5 filing was required for such person, the Company believes that during 1997 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

                                          By Order of the Board of Directors,

                                          Patrick J. Rondeau, Clerk

March 27, 1998

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

PROXY                                                                     PROXY

                                  APPLIX, INC.


                 ANNUAL MEETING OF STOCKHOLDERS -- May 8, 1998

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

     The undersigned, having received notice of the meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Patrick J. Scannell, Jr. and Patrick J. Rondeau, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of Applix, Inc. (the "Company") to be held on Friday, May 8, 1998 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

     Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

     In their discretion, the named Proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

     1.   To elect the following individuals as Class I Directors:

          Paul J. Ferri          FOR  _           WITHHOLD AUTHORITY    _

          Jitendra S. Saxena     FOR  _           WITHHOLD AUTHORITY    _


     2.   To approve an amendment to the Company's 1994 Equity Incentive Plan.

          FOR ____                  AGAINST ____                  ABSTAIN ____

PROXY                                                                     PROXY

     3. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year.

          FOR _             AGAINST _         ABSTAIN  _


     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.




                                  Signature(s)


                                  Dated:


     Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.



                                      -3-